Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into on this 10th day of September, 2010 (the “Effective Date”), by and between WILLIAM J. KITCHEN, an individual residing at 11536 Lake Butler Blvd., Windermere, Florida 34786; facsimile: (407) 909-8899 (“Licensor”), US THRILLRIDES, LLC, a Florida limited liability company, having its principal offices located at 11536 Lake Butler Blvd., Windermere, Florida 34786; facsimile: (407) 909-8899 (“ThrillRides”), and CIRCLE ENTERTAINMENT SV-I, LLC, a Delaware limited liability company, having its principal offices located at 650 Madison Avenue, 15th Floor, New York, New York 10022; facsimile: (212) 750-3034 (the “Licensee”).

R E C I T A L S:

A. Licensor is the sole inventor of the invention(s) claimed in the patent applications as set forth on Schedule A attached hereto (collectively, the “Inventions”), and is the sole and exclusive owner of the Inventions and certain related technical specifications, functional specifications, materials specifications, designs and plans, know-how and other related proprietary information pertaining to substantial aspects of the engineering, design, development, construction, operation and maintenance of an observation wheel amusement ride to be known as a SkyView (each being referred to as a “SkyView”, and collectively as “SkyViews”), as more particularly described in the patent filings and other documents and materials identified, described and/or attached as part of Schedule A (with such Inventions and other matters being collectively referred to as the “Technology”).

B. ThrillRides is the applicant and owner of U.S. trademark registration application serial no. 77-792,379 for the SkyView™ trademark (the “Trademark”) filed based on a bona fide intent to use said mark in connection with providing facilities for recreation activities and amusement park rides, said application having been filed on July 29, 2009, and allowed on March 26, 2010.

C. Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, the exclusive worldwide right and license to use, market, sublicense, integrate, implement and otherwise commercialize the Technology, and to construct, install, maintain, operate and/or sell SkyViews, subject to and on the terms and conditions set forth herein.

D. Licensee desires to obtain from ThrillRides, and ThrillRides desires to grant to Licensee, the exclusive right and license to all rights that Licensor has to use the Trademark on a worldwide basis (subject, however, to any competing claims that may exist in the United States with respect to the Trademark after the Effective Date hereof, or elsewhere in the world before or after the Effective Date.

E. Concurrently herewith, Licensor and those persons specified on Schedule C attached hereto (Licensor’s “Designees”) are being granted certain warrants in substantially the form attached hereto as Exhibit A (the “Licensee Warrant”), pursuant to which Licensor and his Designees shall have the right to acquire shares of common stock of Licensee from the Licensee, and Licensor acknowledges and agrees that the grant of the exclusive license granted to Licensee under this Agreement is a material inducement for Licensee’s issuance of the Licensee Warrant to Licensor and his Designees.

F. Concurrently herewith, Licensee and ThrillRides are entering into a Development Agreement (the “Development Agreement”), pursuant to which ThrillRides shall provide management and supervisory services to Licensee with regard to the construction, development and installation of SkyViews to be operated under the terms of the exclusive license granted to Licensee under this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Licensor, ThrillRides and Licensee, the parties agree as follows:

1. GRANT OF EXCLUSIVE RIGHTS; AND LICENSES; ROYALTIES AND OTHER CONSIDERATION; DELIVERY OF TECHNICAL INFORMATION.

a. Exclusive Technology License. Licensor hereby grants to Licensee the exclusive right and license to use, market, sublicense, integrate, implement and otherwise commercialize and exploit the Technology, as well as any and all modifications, enhancements, variations, improvements and related technology, whether now existing or developed by or for Licensor or ThrillRides or by or for Licensee in the future during the term of this Agreement, including, without limitation, any such technology developed under the claims of any patents owned by Licensor or any affiliate of Licensor now or in the future, and including, without limitation, the exclusive right and license to market, distribute, sell, lease, construct, cause to be constructed, operate, cause to be operated, use, make available for use and otherwise commercialize an unlimited number of SkyViews utilizing and/or embodying the Technology and to make, use, market, distribute, sell, lease, license and provide related products and services and to sublicense others to do any of the same, in and throughout the world (the “Territory”), during the term of this Agreement. In furtherance of same, but subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Sections 9 and 14 below, Licensee shall have the right to engage subcontractors to use, implement, distribute, and otherwise commercialize the Technology and, as between Licensor and Licensee, Licensee, at Licensee’s sole cost and expense, shall be responsible for all sales, marketing, licensing, sublicensing, construction, installation, repair, replacement, maintenance, operation, billing and collection activities with respect to commercialization of the Technology in the Territory. For the avoidance of doubt and ambiguity, Licensee hereby acknowledges and agrees that Licensor owns and is developing patents and other intellectual property pertaining to other technologies that are separate and distinct from the patents upon which the Technology is based and such patents and intellectual property, and their technologies, are not being licensed hereunder to Licensee.

b. Exclusive Trademark License. Subject to the rights of any competing claimants designated on Schedule B, or any third-party claimants (of which Licensor has no current, actual knowledge after due inquiry in the United States only), ThrillRides hereby grants to Licensee the exclusive right and license to use, and grant sublicensees all rights to use held by ThrillRides in and to the Trademark throughout the Territory on or with respect to SkyViews and in connection with the construction, marketing, offering for sale or lease, sale or lease, sublicensing, operation, use and other commercialization of the Technology and SkyViews, including, without limitation, use via the Internet and on print and electronic promotional and other materials. For the avoidance of doubt and ambiguity, Licensee’s rights hereunder include the right to use the Trademark throughout the Territory in conjunction with the operation of SkyViews. Licensee shall have the right to use the Trademark in combination with logos, graphics and other marks, as part of Internet domain names, and in such stylized forms and variations as Licensee may determine to be appropriate, subject to ThrillRides’ prior approval as to the form thereof, which approval shall not be withheld, conditioned or delayed unreasonably. Licensee shall submit a sample of each such proposed logo, graphic, domain name, combination mark and other variation of the Trademark to ThrillRides for approval prior to use, and such proposed uses shall be deemed approved unless ThrillRides delivers to Licensee written notice of rejection within ten (10) days after ThrillRides has received the applicable sample from Licensee. Licensee, Licensor and ThrillRides agree and hereby acknowledge that the sole consideration for ThrillRides’ grant of the license to use the Trademark is payment of the Advance Royalty (as defined below) and Licensor Advance (as defined below) under subsection c(i) and c(ii), respectively, below.

c. Royalties. In consideration of the rights granted to Licensee hereunder, Licensee agrees to pay to Licensor the advances and royalties provided below.

(i) Advance Royalty. Licensee shall pay to Licensor a monthly fee of Fifty Thousand Dollars ($50,000) (each such monthly fee being referred to as an “Advance Royalty”) with the first such Advance Royalty having been made on June 18, 2010, and with the next such Advance Royalty being due and payable on July 18, 2010, and thereafter with each such Advance Royalty being due and payable within thirty (30) days of the immediately preceding Advance Royalty until the first to occur of: (A) a firm order and deposit is placed for the construction of the first SkyView or (B) Licensee terminates this Agreement or the Development Agreement. The total of all Advance Royalty payments made before the date of execution of this Agreement (the “Effective Date”) and one-half (1/2) of each Advance Royalty payment (i.e., Twenty-Five Thousand Dollars ($25,000)) made after the Effective Date shall be deemed advances against the first “Construction Royalty” (as defined below) payments and, as such, be credited against the first “Construction Royalty” payments to be paid if, as, and when the first Sky View is ordered. In the event of termination of this Agreement, such Advance Royalty payments shall not be refundable by Licensor, in whole or in part, to Licensee, unless the reason that one or more SkyViews were not ordered is a result of a “Material Fault” (as defined below) on the part of either Licensor or ThrillRides, in which case any unrecouped Advance Royalty payments shall be promptly refunded in full by Licensor to Licensee. As used herein, “Material Fault” means fault by a party that is a material proximate cause of an event.

(ii) Construction Royalty. Licensee shall pay to Licensor an amount equal to five percent (5%) of the “Total Cost” (as defined below) of “Construction and Installation” (as defined below) of each SkyView (whether owned or operated by Licensee or sold or leased to a third party by Licensee) (each such payment being referred to as a “Construction Royalty”), subject to application of the credits for the Advance Royalty payments referred to in Section 1.b.(i) above and the credits for the Licensor Advance (as defined below) as prescribed in the following sentence. The Licensor Advance shall be credited incrementally as payments against the Construction Royalty payments in increments equal to one-third (1/3), with the first one-third (1/3) increment being credited against the Construction Royalty payments relating to the first SkyView ordered, the second one-third (1/3) increment being credited against the Construction Royalty payments relating to the second SkyView ordered and the third one-third (1/3) increment being credited against the Construction Royalty payments relating to the third SkyView ordered. Notwithstanding the foregoing sentence, if or to the extent that three (3) SkyViews are not built due to no Material Fault on the part of either Licensor or ThrillRides, any increment of the Licensor Advance which has not yet been credited against the Constructions Royalty payments specified in the preceding sentence shall be deemed forfeited by Licensee and neither Licensor or ThrillRides shall have any obligation to repay any unrecouped portions of the Licensor Advance to Licensee. For purposes hereof, the “Licensor Advance” is the sum of $250,000 advanced by Licensee to Licensor in four (4) equal installments prior to the Effective Date, the receipt of which is hereby acknowledged and confirmed by Licensor. As used herein, the cost of “Construction and Installation” shall mean and include the total aggregate amount of costs and expenses incurred or to be incurred by Licensee (including, without limitation, any and all amounts paid or payable by Licensee to vendors, contractors, subcontractors for or with regard to the plans, specifications, manufacture, transportation, materials, labor, shipping, delivery installation and related out-of-pocket costs and expenses) to be able to construct, develop and complete the installation of the subject SkyView, including all cost and expenses of the construction of the observation wheel itself and all elements, components, parts, equipment and machinery required for the operation thereof, together with the cost and expenses of construction and installation of the related ancillary electrical equipment, utilities, lighting, foundation, spare parts and directly attached or adjacent ticket or queuing facilities, and other areas, if dedicated substantially only for the subject SkyView and its related operations and for which the planning, design, and supervision of construction and installation is the responsibility of and performed by ThrillRides under the Development Agreement (collectively, the “Direct SkyView Facilities”), but excludes any costs or expenses of any buildings, structures, facilities, or other improvements unrelated to the Direct SkyView Facilities, whether stand-alone or as part of any larger complex. “Construction and Installation” only includes those costs or expenses incurred through completion of the subject SkyView to the point of being fully operational and ready for opening to the public, and does not include any subsequent alterations, repairs, replacements or maintenance, but would include any subsequent substantial additions or improvements to the subject SkyView required as a result of Technology upgrades or changes. As used herein, “Total Cost” of Construction and Installation of any specific SkyView on which the Construction Royalty is to be calculated shall mean and include the cost of “Construction and Installation”, as defined above, plus all costs and expenses paid, to be paid, or payable by Licensee (including, without limitation, any reimbursements paid or payable to Licensor) with respect to any R&D Services under the Development Agreement (the “R&D Costs”); provided, however, that after a Construction Royalty payment shall have been made to Licensor with respect to any R&D Costs, such R&D Costs shall not be included in the Total Cost of any subsequent SkyView for the purpose of calculating the Construction Royalty thereon. The Construction Royalty payment applicable to each SkyView shall be paid in increments as construction and development of the applicable SkyView progresses, at the same time as payments are made to vendors and contractors working on such construction and development, in the same ratio as the payments to such vendors and contractors bear to the total budgeted cost of construction and development of the applicable SkyView.

(iii) Profit Royalty. Licensee shall pay to Licensor a profit royalty (the “Profit Royalty”) equal to five percent (5%) of the “Profit” (as defined below) derived by Licensee from its sale of each SkyView to an unaffiliated third party. The Profit Royalty payment(s) applicable to each SkyView shall be paid in increments as and when any portion of the purchase price under the related purchase and sale agreement is paid to Licensee under the applicable “Purchase Agreement” (as defined below), including, without limitation, any nonrefundable deposits or advance payments released to Licensee and any deposits or partial payments which can and are being used by Licensee in the construction and installation of the subject SkyView. Any incremental or partial payment of the Profit Royalty to be paid to Licensor hereunder shall be based upon the projected “Profit” (as defined below) of the subject SkyView, provided that the aggregate amount of such incremental or partial payments shall be limited to and not exceed eighty percent (80%) of the projected Profit. Within thirty (30) days of the Licensee’s receipt of the complete purchase price under the related purchase and sale agreement by and between Licensee and such unaffiliated thirty party (each, a “Purchase Agreement”), the actual Profit with respect to the subject SkyView shall be determined by Licensee and a final payment or increment of the balance of the Profit Royalty owing to Licensor on the subject SkyView shall be made by Licensee to Licensor. In the event that any partial or incremental payment of any Profit Royalty shall have been made to Licensor and Licensee is thereafter required under the applicable Purchase Agreement to refund all or any portion of the Purchase Price upon which the partial or incremental payment of the Profit Royalty was made to Licensor, Licensor shall promptly refund upon written notice from Licensee to Licensor that portion of the partial or incremental payment of Profit Royalty which pertains to that portion of the Purchase Price being refunded by Licensee. For purposes hereof, “Profit” shall mean the Purchase Price (as defined in an applicable Purchase Agreement) plus any other amounts or reimbursements payable by the purchaser to Licensee in consideration for the purchase and sale of the SkyView, excluding the payment of any future royalties and excluding all third-party, out-of-pocket costs and expenses incurred by Licensee and directly related to such sale, including, without limitation, the Construction Royalty, direct manufacturing, construction, installation, labor, shipping, delivery, selling, marketing, and third-party commissions, but excluding any salaries, administrative costs, overhead or any allocation of other indirect costs or expenses, all as determined in accordance with generally accepted accounting principles then in effect in the United States (“GAAP”).

(iv) Operating Royalty. Licensee shall pay to Licensor an operating royalty (the “Operating Royalty”) equal to two percent (2%) of the “Gross Revenues” (as defined below) received by Licensee from operation of each SkyView owned by Licensee or sublicensed to any subsidiary of Licensee or to any entity in which Licensee or any subsidiary or affiliate has a direct or indirect material economic or other management interest (each, a “Licensee Affiliate”). As used in this subsection (iv), “Gross Revenues” shall mean and include all income and revenues derived directly from (i) the operations of the subject SkyView, (ii) the sale of photographs and branded merchandise pertaining to the subject SkyView, (iii) payments received from any corporate, institutional or other sponsors, or advertisers of the subject SkyView itself, whose sponsorship or advertising is included on the SkyView, in the cars or gondolas, on the tickets or other literature provided to patrons or customers, or displayed on or with respect to the building(s), structure(s), improvements or facilities for intake or outflow of customers or patrons, restrooms, queing facilities, photo or branded merchandise sold or other concession areas within the SkyView ride, but not from sponsors or advertisers of or on other areas of a larger complex of which the SkyView is only one part or component, (iv) income from admissions and attraction ticket sales to the SkyView, including the fair and reasonable allocable share of any bundled packages, admissions to a larger facility of which the SkyView is only a part, whether paid to or received directly by Licensee, the Parent Company, or any Affiliate of the Licensee or the Parent Company. For the avoidance of doubt and ambiguity, Gross Revenue shall not include, (a) food and beverage sales and merchandise sales (except for photographs and branded merchandise as indicated above), or (b) sales or use taxes payable with respect to any items included within Gross Revenues.

(v) Sublicense Royalty. Licensee shall pay to Licensor an amount equal to twenty-five percent (25%) of the gross revenues received by Licensee from unaffiliated third party sublicensees of Licensee pursuant to the applicable sublicense agreement entered into in connection with a sale of a SkyView to such third party (the “Sublicense Royalty”). Each such Sublicense Royalty shall be paid by Licensee to Licensor within thirty (30) days of Licensee’s receipt of the associated gross revenues.

(vi) Orlando SkyView Exception. Notwithstanding the provisions of subsections 1.b.(iv) and (v) above, the Licensee shall not be required to pay any Operating Royalty or Sublicense Royalty with respect to the SkyView to be located in the Orlando, Florida market (the “Orlando SkyView”) if a management agreement is entered into with respect to the Orlando SkyView by and between Licensee and a management company owned in whole or in part by Licensor (the “Orlando Management Agreement”) and for so long as the Orlando Management Agreement remains in effect. In the event of termination of the Orlando Management Agreement, Licensee or any successor owner of the Orlando SkyView shall be required to pay the Operating Royalty or the Sublicense Royalty, as applicable, with respect to the Orlando SkyView commencing on the effective date of termination of the Orlando Management Agreement and continuing for as long as the Orlando SkyView remains in operation.

d. Licensor Audit and Inspection Rights. Licensee shall maintain complete and accurate records and books of account relating to expenditure of funds and its receipt of revenues from the sale and operation of SkyViews and sublicensing the Technology (collectively referred to as “Licensee’s Books and Records”) for a period of five (5) years after the end of the calendar year to which they pertain, in accordance with GAAP. Licensor shall have the right, exercisable not more frequently than once every twelve (12) months, upon not less than five (5) business days prior notice delivered to Licensee, to have its auditors audit and inspect Licensee’s Books and Records. Such audit shall take place in Licensee’s main accounting offices where Licensee’s Books and Records are maintained during Licensee’s regular business hours and with Licensee representatives present during such audit and inspection. Licensor shall bear all expenses incurred in connection with such inspection and audit, except as provided herein. Should any audit by Licensor determine an underpayment of five percent (5%) or more of any Construction Royalty, Profit Royalty, Operating Royalty or Sublicensee Royalty in the amount paid to Licensor with respect to the applicable Royalty, then Licensee shall repay Licensor for the cost of such audit, and, in any event, shall immediately pay any and all underpayments discovered, regardless of amount, as a condition for the continuance of this Agreement. Licensor hereby agrees that any financial information furnished by Licensee in any such audit or inspection shall be held in confidence and Licensor’s auditors shall be required to execute and deliver a reasonably acceptable confidentiality agreement as a condition to being granted access to review Licensee’s Books and Records. If, upon any audit and inspection of Licensee’s Books and Records pursuant hereto, Licensor shall discover any royalty underpayment by Licensee, Licensor shall make a written request for recovery of such underpayment, which request shall set forth the amount and basis for the claim of underpayment. Licensee shall have thirty (30) days from the date of receipt to evaluate and contest Licensor’s written request by providing Licensor with a written objection citing the basis for objection. If Licensee does not contest such written request within such 30-day period, Licensee shall be deemed to have agreed to such underpayment and Licensee shall remit such underpayment to Licensor within five (5) business days after such thirty (30) day period. If Licensee does contest such written request within such thirty (30) day period, Licensee and Licensor shall negotiate in good faith to resolve the dispute. In the event that the dispute only pertains to a portion of the amount, Licensee shall pay the undisputed portion to Licensor on or before the end of said thirty (30) day period.

e. Licensee Warrant. Licensee shall issue to Licensor and to his Designees the Licensee Warrant upon execution and delivery of this Agreement by Licensor.

f. Full Consideration. Licensor and Licensee each hereby acknowledge and agree that the advance payments, royalties and the Licensee Warrant each constitute part of the consideration bargained for by Licensor and given by Licensee in exchange for the rights granted to Licensee by Licensor hereunder and such consideration, together with the other consideration given by Licensee to Licensor as expressly provided hereunder, constitutes fair, full and adequate consideration for the rights granted to Licensee hereunder and no additional consideration of any kind is required to be given to Licensor in exchange for the rights granted to Licensee under this Agreement.

g. Delivery of Technical Information Regarding the Technology. Within twenty (20) days after the Effective Date of this Agreement, Licensor shall provide and disclose to or make available for inspection and copying by Licensee any and all functional and technical specifications, engineering, component and part specifications and sourcing information, design and construction plans, and all other technical information, know-how and trade secrets forming part of or relating to the Technology currently within the knowledge, possession or control of Licensor or ThrillRides which has not already been provided and disclosed to Licensee and which is necessary or would be helpful to Licensee in the use, implementation or commercialization of the Technology and exercise of the rights licensed hereunder. Licensor further agrees to provide continued and prompt disclosure of same to Licensee with respect to any future developments, improvements, modifications, enhancements, new inventions, know-how, trade secrets, sources of parts, components or other materials and related technology developed or otherwise acquired by Licensor while this Agreement is in effect, all of which shall be deemed to constitute a part of the Technology owned by Licensor and licensed to Licensee pursuant to this Agreement. The disclosure and access shall take place at Licensor’s option, either at Licensor’s or Licensee’s offices or telephonically, or as otherwise mutually agreed to by the parties. Licensor shall, while this Agreement is in effect, cause its employees and any third parties who are employed or engaged to do research, development or other inventive work relating to the Technology to disclose all inventions, discoveries, know-how, trade secrets and other work product resulting therefrom to Licensor and to assign to Licensor all rights with respect to same to Licensor such that Licensee shall receive, by virtue of this Agreement, the exclusive license with respect thereto throughout the Territory as agreed hereunder. All of the reasonable costs and expenses incurred or paid by Licensor in order to comply with disclosures to Licensee under this Section 1.d. shall be paid by Licensee or reimbursed to Licensor, by Licensee, if previously paid by Licensor.

2.	LICENSEE UNDERTAKINGS; LICENSOR COOPERATION; TECHNOLOGY TESTING.

a. Patent and Trademark Notices. Licensee agrees to mark, as appropriate, brochures, manuals and other materials describing the Technology with appropriate patent pending notices and/or patent numbers, as applicable, in conformity with applicable law. Licensee agrees to use the “™” symbol or, if and when the Trademark is registered in a relevant jurisdiction, the “®” symbol or other symbol as required or allowed by applicable local law, adjacent to its use of the Trademark.

b. Governmental Compliance and Protection. The parties acknowledge that certain regulatory licenses and approvals may be required to be obtained with respect to the Technology from appropriate government authorities in various locations in the Territory from time to time during the Term (as defined below). Licensee will obtain and maintain all such licenses and approvals in Licensor’s or Licensee’s name, if required, at its sole cost and expense. Licensor will make available to Licensee information and assistance as requested by Licensee and/or necessary to complete all applications and requests for approval or protection. Each party shall comply with all applicable laws in exercising its respective rights and performing its respective obligations hereunder. Licensee acknowledges that fully complying in all material respects with all such governmental laws, licenses and approvals is required for appropriate quality control of the SkyView and that failure to maintain and comply in all material respects with appropriate safety standards devised on its behalf by third party service providers recommended by Licensor shall be a default by Licensee under Section 6.b.(i) below (subject to all applicable curative periods under said Section).

c. Technology Testing. Licensee shall have the right, at its sole cost and expense, to cause to be performed any and all tests to evaluate and measure the performance and commercial viability of the Technology and SkyViews constructed from the use thereof. Licensee may engage third parties in connection with such testing and shall have the right to disclose the Technology to such third parties for such purposes, subject, however, to the provisions of Section 15.k below.

d. Performance Standards. Licensee shall be required to have three (3) SkyViews under a binding agreement to be sold, or have three (3) SkyViews built or under construction (meaning that a firm order and a deposit shall have been placed) within thirty (30) months after the Effective Date (the “Initial Performance Standard”). In addition, Licensee shall be required to have three (3) additional SkyViews under a binding agreement to be sold, or have three (3) additional SkyViews built or under construction (meaning that a firm order and a deposit shall have been placed) within sixty-six (66) months after the Effective Date (the “Subsequent Performance Standard”).

3. REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS.

a. Representations and Warranties of Licensor. Licensor and ThrillRides, jointly and severally, represent and warrant to Licensee that:

(i) Licensor is the sole owner of all rights, title and interests, including all intellectual property rights, in and to the Technology in the United States free and clear of liens, claims, licenses, options or other encumbrances, and ThrillRides is the sole owner of all rights, title and interests with respect to the Trademark in the United States free and clear of liens, claims, licenses, options or other encumbrances;

(ii) Licensor’s and ThrillRides’ execution and delivery of this Agreement does not require any third party consent or approval that has not already been obtained;

(iii) Licensor and ThrillRides each have full legal power and authority to grant the rights granted by each of them hereunder to Licensee;

(iv) Licensor is the first and sole inventor of the Inventions;

(v) Neither Licensor nor ThrillRides has previously commercialized or granted any rights with respect to the Technology or the Trademark to any third party, and neither Licensor nor ThrillRides shall, while this Agreement is in effect, use or commercialize the Technology or the Trademark except as permitted or required to do so under this Agreement or the Development Agreement, without the prior written approval of Licensee, nor grant any rights with respect to the Technology or the Trademark to any third party, other than to Licensee anywhere in the Territory during the Term hereof;

(vi) This Agreement and all other agreements to be executed by Licensor and/or ThrillRides in connection herewith constitute the valid and binding obligations of Licensor and/or ThrillRides, as applicable, enforceable against Licensor and/or ThrillRides, as applicable, in accordance with their respective terms;

(vii) (a) Licensor is not aware, after due inquiry only in the United States, of any third party that has any rights in the Trademark as of the Effective Date, other than those specific exclusions listed in Schedule B; and (b) to Licensor’s knowledge, after due inquiry only in the United States, neither the Inventions nor the Trademark infringe or otherwise violate any third party intellectual property right or other right; and (c) to Licensor’s knowledge, the Technology does not infringe or otherwise violate any third party intellectual property right or other right and (d) except for any of the matters referenced in Section 2.b. above, to Licensee’s knowledge, no third party intellectual property license or consent of any kind is required in order for Licensee to exercise the rights granted to it hereunder throughout the Territory; (e) to Licensor’s knowledge, no suit, action, or claim has been instituted or threatened by any third party involving the Technology, the Trademark or any of the rights licensed hereunder or involving infringement of any third party intellectual property right or other right anywhere in the Territory; and (f) to Licensor’s knowledge, there is no basis for any such suit, action or claim;

(viii) (a) Schedule A includes a complete list of all patent applications filed by or otherwise owned by Licensor with respect to the Technology, all registrations and applications filed by or otherwise owned by ThrillRides with respect to the Trademark and any other filings owned by either Licensor or ThrillRides relating to the Technology or the Trademark; and, (b) after due inquiry only in the United States, Licensor has no knowledge of any third party rights with respect to either the Invention(s) claimed in the patent applications listed on Schedule A, or in the Trademark, except as listed in Schedule B and (c) Licensor has no knowledge of any third party rights with respect to any other part of the Technology. Notwithstanding the foregoing, or anything else contained in this Agreement to the contrary, Licensor hereby discloses to Licensee, and Licensee hereby acknowledges and agrees, that: (i) Licensor has not made or caused to be made any patent, trademark or other intellectual property searches with respect to the Invention(s) claimed in the patent applications listed in Schedule A or the Trademark anywhere in the Territory except the United States, (ii) Licensor has not made or caused to be made any searches of any kind in any part of the Territory with regard to the Inventions, the Trademark or any other part of the Technology, except for the usual and customary searches in the United States required before filing bona fide patent and trademark applications in the United States; (iii) any representations or warranties of Licensor made herein about the Inventions, the Technology or the Trademark are solely based upon the usual and customary searches in the United States performed prior to the filing of the patent and Trademark applications listed on Schedule A, as well as any additional actual knowledge the Licensor has obtained from other sources; and (iv) Licensor has not made, will not make, and shall not be deemed to have made any representation or warranty about or concerning the Inventions, the Technology or the Trademark, express or implied, or based on any imputed or constructive knowledge or notice, except for those expressly made and contained in this License Agreement.

(ix) Licensor has not made and will not make any commitments to others inconsistent with or in derogation of Licensee’s rights granted hereby; and

(x) Licensor has been the principal developer and designer of numerous rides for the amusement ride industry that are currently in use or which have been used in the past at amusement and theme parks in the United States and abroad. In addition, Licensor has extensive experience and know-how in making such rides commercially feasible. Licensor has developed and designed the Technology for the SkyViews and, as of the Effective Date, Licensor has no reason to believe (by virtue of being actually aware of any fact, circumstance, development, event or occurrence) that the SkyViews are not able to function and operate substantially as described in and intended by the Technology or that the SkyViews, if properly manufactured, constructed, installed, maintained and operated, will not be commercially feasible.

b. Representations and Warranties by Licensee. Licensee represents and warrants to Licensor and ThrillRides that:

(i) Licensee’s execution, delivery and performance of this Agreement, its execution, delivery and performance of the Development Agreement and the Licensor Warrants, do not require any third party consent or approval that has not already been duly and validly obtained. As of the Effective Date, Licensee is a wholly-owned subsidiary of FX Real Estate and Entertainment, Inc.

(ii) Licensee has full legal power and authority to grant the rights granted by it hereunder to Licensee;

(iii) Licensee has been afforded a reasonable amount of time by Licensor prior to the execution hereof to investigate, evaluate and otherwise conduct such due diligence activities as Licensee, in its sole and absolute discretion, deemed necessary, appropriate or desirable about and with regard to the Inventions and the Trademark, Licensor’s patent applications with regard thereto, and the ownership thereof, and the feasibility and utility of the SkyView (collectively, the “Due Diligence”), and is satisfied with the results of such Due Diligence;

(iv) During its Due Diligence, Licensee has not discovered any information that indicates that Licensor will not be recognized under the federal laws of the United States as the first and sole inventor of Inventions, or that any other representation or warranty made herein by Licensor relating to the Inventions and Trademark is untrue or misleading in any material respect;

(v) This Agreement and all other agreement to be executed by Licensee in connection herewith constitute the valid and binding obligations of Licensee, enforceable against Licensee in accordance with their respective terms;

(vi) Licensee, based on its Due Diligence, is not aware of any third party that has any rights under the federal laws of the United States in any material aspect of the Inventions or the Trademark as of the Effective Date, other than those specific exclusions listed in Schedule B, or any claim that or facts which would indicate that any material aspect of the Inventions or the Trademark infringes or otherwise violates any third party intellectual property rights recognized under the federal laws of the United States or other right recognized under the federal laws of the United States or that any third party intellectual property license or consent of any kind is required in order for Licensee to exercise the rights granted to it hereunder throughout the United States;

(vii) (a) Licensee is not aware of any information which indicates that Licensor has made any representation or warranty relating to the Technology that is untrue or misleading in any material respect; (b) nor is Licensee aware of any third party that has any right in any material aspect of the Technology (other than the Licensor with respect to the Inventions) as of the Effective Date or any claim that or facts that would indicate that any material aspect of the Technology infringes or otherwise violates any third party rights; and

(viii) Licensee has not made and will not make any commitments to others inconsistent with or in derogation of Licensor’s or ThrillRides’ rights hereunder.

c. Maintenance of Exclusivity; Noncompetition. Neither Licensor nor ThrillRides shall, directly or indirectly through third parties (other than Licensee), exercise any rights with respect to the Technology or the Trademark within the Territory while this Agreement is in effect other than any enforcement of intellectual property rights with respect to the Technology as provided in Section 4 below or as is otherwise permitted or required in this Agreement or the Development Agreement. Specifically, but without limitation, neither Licensor nor ThrillRides, nor their respective affiliates, successors, assigns, nor their respective officers, directors, managers, members, shareholders, principals, employees, agents, independent contractors or other representatives shall, directly or indirectly through others, grant any right or license with respect to the Technology or the Trademark, or market or sell any SkyViews or otherwise commercialize the Technology, or otherwise compete with Licensee or any of Licensee’s sublicensees or their respective successors or assigns, or engage in any activities that diminish or could reasonably be expected to diminish the value or utility of the Technology, the Trademark or any of the intellectual property licensed hereunder or Licensee’s exploitation of same, in any part of the Territory while this Agreement is in effect without the prior written consent of Licensee.

d. Provision of Information for Regulatory Approvals. Upon reasonable advance request by Licensee, Licensor shall provide or make available to Licensee all pertinent and necessary information within Licensor’s possession or control in order for Licensee to apply for and obtain any required safety or other regulatory approvals to commercially market, sell and otherwise exploit the Technology for pecuniary gain.

e. Duty to Notify Licensee of Any Material Developments. Licensor hereby covenants and agrees that he shall promptly notify Licensee in writing of any fact, circumstance, development, event or occurrence he becomes aware of after the Effective Date which has rendered, or would reasonably be expected to render, the representation and warranty set forth in the last sentence of Section 3.a.(x) untrue in any material respect. Licensor hereby further covenants and agrees that he shall promptly notify Licensee in writing of any patent or other intellectual property right of any third party he becomes aware of by reason of Licensor and/or ThrillRides performing their respective obligations under the Development Agreement or any Statement of Work (as defined in the Development Agreement) or otherwise which requires, or would reasonably be expected to require, the SkyViews to be manufactured, constructed, installed, maintained and/or operated in any manner materially different from any such manner described in and intended by the Technology in order to avoid potential or actual infringement of such patent or other intellectual property. Any written notice required to be provided by Licensor hereunder shall include complete and detailed disclosure of all relevant facts and circumstances as well as how Licensor became aware of such facts and circumstances.

4. INFRINGEMENT BY THIRD PARTIES.

a. Notification of Infringements. Should Licensor, ThrillRides or Licensee become aware of any infringement or alleged infringement or violation of any intellectual property rights with respect to any portion of the Technology, the party becoming aware of same shall immediately notify the other parties in writing of the name and address of alleged infringer, the alleged acts of infringement, and any available evidence of infringement.

b. Enforcement of Rights. Licensee, with the full support and assistance of Licensor and ThrillRides, and if and to the extent necessary in the name of Licensor and/or ThrillRides, as applicable, but at Licensee’s sole cost and expense, shall be responsible for enforcing any patent, trade secret or other intellectual property rights relating to the Technology, and the trademark rights with respect to the Trademark, as well as any “Improvements” (as defined in Section 14.d. below) during the Term hereof in each case against any third parties and shall have the right and obligation during the Term hereof to bring legal action against such third parties to enforce such rights. If Licensee fails to take action against any such third parties within ninety (90) days of becoming aware of or being notified regarding same, Licensor may, at Licensor’s option, bring legal action against such third parties in the name of Licensor to enforce such rights. In the event that Licensor brings such legal action, Licensee shall, upon request by Licensor, reimburse Licensor for any and all costs and expenses suffered or incurred in the enforcement of such rights, including, without limitation, reasonable legal fees and expenses.

5. INDEMNIFICATION.

a. Indemnification by Licensor and ThrillRides. Licensor and ThrillRides, jointly and severally, shall, at their sole expense, indemnify, defend and hold harmless Licensee, its affiliates, successors, assigns, sublicensees and subcontractors, and each of their respective officers, directors, managers, members, shareholders, employees, independent contractors, agents and other representatives (each, a “Licensee Indemnified Party” and collectively, the “Licensee Indemnified Parties”) from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of the Licensee Indemnified Parties proximately caused by or directly resulting from any breach by Licensor of any of Licensor’s representations, warranties or covenants hereunder. Licensor and ThrillRides, jointly and severally, shall be responsible for and shall pay all reasonable costs and expenses suffered or incurred by any of the Licensee Indemnified Parties related to such claims and proceedings, including but not limited, to the payment of all reasonable legal fees and costs of litigation, defense and/or settlement of same (collectively, “Indemnified Costs”). Notwithstanding anything contained in this Section 5.a. or otherwise in this Agreement, in no event shall Licensor’s and ThrillRides’ aggregate liabilities or obligations under this or any other provision of this Agreement exceed the limitation of liability specified in Section 15.j. below.

b. Indemnification by Licensee. Licensee shall, at Licensee’s sole cost and expense, indemnify, defend, and hold Licensor, ThrillRides, and each of their respective officers, directors, managers, members, shareholders, employees, independent contractors, agents, representatives, successors and assigns (each a “Licensor Indemnified Party”), harmless from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against Licensor, ThrillRides or any of the Licensor Indemnified Parties proximately caused by or directly resulting from any breach by Licensee of any of its representations, warranties or obligations hereunder. Licensee shall be responsible for and shall pay all reasonable costs and expenses suffered or incurred by any of the Licensor Indemnified Parties related to such claims and proceedings, including but not limited to, the payment of all reasonable legal fees and costs of litigation, defense and/or settlement of same. Notwithstanding anything contained in this Section 5.b. or otherwise in this Agreement, in no event shall Licensor and ThrillRides aggregate liabilities or obligations under this or any other provision of this Agreement exceed the limitation of liability specified in Section 15.j. below.

c. Indemnification Procedures. In claiming any indemnification hereunder, the party seeking indemnification shall promptly provide to the other party written notice of any claim that it believes entitles it to indemnification. The party seeking indemnification may, at its own expense, assist in the defense if it so chooses. No settlement intended to bind the indemnified party shall be finalized without the indemnified party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

d. Set-Off Right. In the event that (i) a claim which is subject to indemnity by ThrillRides and/or Kitchen shall have been asserted against a Licensee Indemnified Party in an action filed in any legal or quasi-legal proceeding by a third Person (a “Third-Party Claim”); (ii) Licensee shall have provided written notice of such claim to Licensor, (iii) the extent (including, applicable deductibles) to which such Third-Party Claim is not covered under any insurance policy obtained or which FXRE was required to obtain under Section 10.a of this Agreement and which insurance was available but which insurance FXRE failed to obtain, unless, if covered, all applicable insurance providers have denied coverage for such Third-Party Claim; (iv) such Third-Party Claim was of a nature or for an amount which, if decided adversely to the FXRE Indemnified Party or Parties, would have a material adverse effect on the financial condition or business of the Parent Company; and (v) such claim is required to be and has been reported to the Securities and Exchange Commission by the Parent Company, then, but only if all the foregoing conditions precedent have been satisfied, and if FXRE shall have provided to ThrillRides such documentation as may be commercially reasonable to evidence the satisfaction of all of said conditions precedent, FXRE shall have the right to set-off any Indemnified Costs actually incurred by any Licensee Indemnified Party, against fifty percent (50%) of any amounts payable to Kitchen hereunder or under any other agreement between FXRE and either or both of ThrillRides or Kitchen; provided, however, that prior to setting off any such amounts, Licensee shall give Licensor written notice of such costs and expenses, together with commercially reasonable documentation thereof. In addition to the right of set-off set forth above, so long as Licensee give Licensor prior written notice of Licensee’s intention to do so and a reasonable estimate of the amount (subject to change from time to time) to be deposited in the “Reserve Account” (as defined below), Licensee shall have the right to establish an escrow account (the “Reserve Account’) with a third party escrow agent (the “Escrow Agent”) and pursuant to an escrow agreement (the “Escrow Agreement”) (with the Escrow Agent and with the terms and conditions of the Escrow Agreement to be mutually agreed upon and reasonably acceptable to both Licensor and Licensee and to deposit into such Reserve Account up to fifty percent (50%) of the amounts otherwise payable to Licensor hereunder, with such fifty percent (50%) being reduced by any amounts set-off for costs incurred as set forth above. The amount to be deposited into the Reserve Account shall be such amount as Licensee shall have determined in good faith to constitute a reasonable reserve against potential losses, taking into account the amount claimed against any Licensee Indemnified Party in the subject claim. At such time as the Third-Party Claim has been settled or otherwise conclusively and finally decided and resolved, and after application of any available insurance proceeds, this right of set-off shall be first applied against the Reserve Escrow (which shall then be automatically released) and then may also be used with respect to any of the amounts which are or which become payable to Licensor under this Agreement to the extent that any final award or settlement exceeds available insurance proceeds plus the Reserve Account. Unless ThrillRides shall have defaulted on its obligations under Section 5.a. above, no Licensee Indemnified Party shall have any right to settle any such Third-Party Claim without waiving any claim of indemnity against Licensor without the prior written consent of Licensor, which consent shall not be unreasonably withheld, delayed or conditioned. In the event FXRE validly exercises the right of set-off under this Section 5.d., Kitchen shall have the right to challenge such right and have any disputes concerning the satisfaction of the conditions precedent or the applicability of this Section 5.d. to the Third Party Claim resolved by arbitration pursuant to the provisions of Section 12 below immediately upon demand and without awaiting the final settlement, resolution or adjudication of the Third-Party Claim, but during the pendency of the arbitration, the set-off right shall remain in effect. This Section 5 and the parties’ indemnification obligations hereunder shall survive termination of this Agreement for any reason whatsoever.

6. TERM, RENEWAL AND TERMINATION.

a. Term. The term of this Agreement shall commence on the Effective Date and continue in effect for an initial term of twenty (20) years unless sooner terminated as provided below (the “Term”). Thereafter this Agreement shall be renewed automatically for successive additional five (5) year periods, at Licensee’s option, unless Licensee provides notice of nonrenewal to Licensor not less than one hundred ninety (90) days prior to the expiration of the Term or the then current renewal period, as applicable.

b. Termination by Licensor and ThrillRides. Licensor and ThrillRides shall have the right to terminate this Agreement by providing written notice thereof to Licensee describing the basis for such termination if any of the following events occur: (i) if any representation or warranty made herein by Licensee is or shall become untrue or misleading in any material respect or if Licensee defaults in performing any of its obligations under this Agreement or under the Development Agreement, and such default is not cured or corrected on or before the expiration of the applicable grace or curative period, if any; (ii) if a proceeding is commenced against Licensee seeking liquidation, conservatorship or other relief with respect to Licensee or its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensee and/or a substantial portion of its assets, and such default is not cured, or such proceeding is not dismissed, within ninety (90) days after such proceeding shall have been instituted; or (iii) if Licensee commences or agrees or consents to or participates in the commencement of a proceeding seeking liquidation, conservationship, protection, reorganization, or other relief with respect to any state or federal bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensee and/or a substantial or material portion of its assets. With regard to a default as described in Section 6.b.(i) above, if the default involves the payment of any royalties or any other monies due to Licensor hereunder, the curative period shall be ten (10) business days after the Licensor gives the Licensee written notice of the default. If the default under Section 6.b.(i) does not involve the payment of royalties or other monies, the curative period shall be fifteen (15) days after written notice thereof is given by Licensor to Licensee, provided, however, if (x) the default is curable, (y) is of a nature which cannot reasonably be cured or corrected within said fifteen (15) day period, and (z) will not result in irreparable harm or injury to Licensor, then Licensee shall have additional time as may reasonably be required to cure such default, so long as Licensee commences any necessary curative or corrective action within the original fifteen (15) day period and thereafter diligently and continuously pursues such curative or corrective actions until the default has been cured or corrected. With respect to the matters addressed in Section 6.b.(ii), the ninety (90) day period described therein shall be the only curative period, and no notice of such default from Licensor shall be required. With regard to the defaults described in Section 6.b.(iii), no notice of default from Licensor is required, no curative period is allowed, and termination of this Agreement shall occur automatically upon the commencement of any such proceeding. Additionally, Licensor and ThrillRides shall have the right to terminate this Agreement if the Initial Performance Standard or the Subsequent Performance Standard shall not have been satisfied due to any cause other than Material Fault of Licensor or ThrillRides or any Force Majeure Event (as defined below); provided that in the event that such Initial Performance Standard is not achieved within the thirty (30) month period for achieving same or such Subsequent Performance Standard is not achieved within the sixty-six (66) month period for achieving same, as the case may be, due to a Force Majeure Event, the thirty (30) month period or sixty-six (66) month period, as the case may be, shall be extended only for such period of time that such Force Majeure Event delayed the sale, construction or development of SkyView(s).

c. Termination by Licensee. Licensee shall have the right to terminate this Agreement by providing written notice thereof to Licensor and ThrillRides if any of the following events occur: (i) if any of its representations, warranties or obligations made herein by Licensor or ThrillRides is or shall become untrue or misleading in any material respect or if Licensor or ThrillRides defaults in performing any of its obligations under this Agreement or the Development Agreement, and such default is not cured or corrected on or before the expiration of the applicable grace or curative period, if any; or (ii) if a proceeding is commenced against Licensor or ThrillRides seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to Licensor or ThrillRides or their assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensor or ThrillRides and/or a substantial portion of their respective assets and such default is not cured, or such proceeding is not dismissed, within ninety (90) days after such proceeding shall have been instituted; or (iii) if Licensor and/or ThrillRides commences or agrees or consents to or participates in the commencement of a proceeding seeking liquidation, conservationship, protection, reorganization, or other relief with respect to any state or federal bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensor and/or ThrillRides and/or a substantial or material portion of its assets. With regard to a default as described in Section 6.c.(i) above, if the default involves the payment of any monies due to Licensee hereunder, the curative period shall be ten (10) business days after the Licensee gives the Licensor and ThrillRides written notice of the default. If the default under Section 6.c.(i) does not involve the payment of monies, the curative period shall be fifteen (15) days after written notice thereof is given by Licensee to Licensor, provided, however, if (x) the default is curable, (y) is of a nature which cannot reasonably be cured or corrected within said fifteen (15) day period, and (z) will not result in irreparable harm or injury to Licensee, then Licensor and/or ThrillRides shall have additional time as may reasonably be required to cure such default, so long as Licensor and/or ThrillRides commences any necessary curative or corrective action within the original fifteen (15) day period and thereafter diligently and continuously pursues such curative or corrective actions until the default has been cured or corrected. With respect to the matters addressed in Section 6.c.(ii), the ninety (90) day period described therein shall be the only curative period, and no notice of such default from Licensee shall be required. With regard to the defaults described in Section 6.c.(iii), no notice of default from Licensee is required, no curative period is allowed, and termination of this Agreement shall occur automatically upon the commencement of any such proceeding. Additionally, Licensee shall have the right to terminate this Agreement in the event that the Initial Performance Standard or Subsequent Performance Standard shall not have been satisfied due to any cause other than due to a Material Fault of Licensee or any Force Majeure Event; provided that in the event that such Initial Performance Standard is not achieved within the thirty (30) month period for achieving same or such Subsequent Performance Standard is not achieved within the sixty-six (66) month period for achieving same, as the case may be, due to a Force Majeure Event, the thirty (30) month period or sixty-six (66) month period, as the case may be, shall be extended only for such period of time that such Force Majeure Event delayed the sale, construction or development of SkyView(s). Additionally, Licensee shall have the right to terminate this Agreement in the event that the Initial Performance Standard or Subsequent Performance Standard is not achieved due to a Material Fault of Licensor or Thrill Rides, in which event, Licensor and ThrillRides shall be required to promptly refund to Licensee the portions of the Advance Royalty that have not been credited against Construction Royalty payments and Licensor and any Designees shall assign back to Licensee the Licensee Warrant and/or shares of Licensee’s common stock issued upon exercise of the Licensee Warrant then beneficially owned by Licensor and/or any Designee and their respective transferees and assigns (it is understood and agreed, however, that purchasers of any such shares in open market transactions through a national securities exchange or any other automated quotation system shall not be deemed to be transferees or assigns of Licensor or any Designee for purposes of this subsection c., and any such shares sold in such open market transactions shall not be limited or restricted in any way). Additionally, at any time after the initial thirty (30) months of term of this Agreement, in the event that Licensee makes a good faith determination that some other product available in the marketplace is superior to or has a competitive advantage over Sky View, then Licensee shall have to right to terminate this Agreement by providing written notice thereof to Licensor, which notice of termination shall constitute a simultaneous termination of the Development Agreement (except with respect to any royalties, payment, reimbursements or other amounts which are due, or which are to become due and payable by Licensee to Licensor or ThrillRides under this Agreement or under the Development Agreement with respect to any SkyViews which have been completed, ordered or which have been sold or leased, which are under construction, or which are under binding agreement for sell or lease as of the effective date of termination, or with respect to any other provisions which by these terms survive a termination or express termination of this Agreement and/or the Development Agreement). For avoidance of doubt, the non-compete provision in Section 6.h. shall no longer be applicable in such event. In the event of termination of this Agreement by Licensor or Licensee under Section 6, such termination shall also constitute a termination of the Development Agreement and, if applicable, the Orlando Management Agreement.

d. Post-Termination Obligations. In the event of termination of this Agreement by Licensor and ThrillRides, all correspondence, research, contacts, sales leads or inquiries or other documentation or information in whatever format shall be provided by Licensee to Licensor and/or ThrillRides at no expense to Licensor or ThrillRides, and neither Licensor nor ThrillRides shall have any obligation to repay any monies previously paid or advanced to either of them by Licensee. In the event that this Agreement is terminated by Licensor and ThrillRides due to Licensee’s failure to achieve the Initial Performance Standard, regardless of the reason for such failure, any unexercised portion of the Licensee Warrant shall be terminated and Licensor and any Designees and their respective transferees and assigns shall be required to sell and Licensee shall be required to purchase any common stock of Licensee acquired by Licensor and any Designees (including their respective transferees and assigns) pursuant to the Licensee Warrant at the price paid by Licensor and any Designees for such common stock (it is understood and agreed, however, that purchasers of any such shares in open market transactions through a national securities exchange or any other automated quotation system shall not be deemed to be transferees or assigns of Licensor or any Designee for purposes of this subsection d., and any such shares sold in such open market transactions shall not be limited or restricted in any way). In the event of termination of this Agreement by Licensee under Section 6.c.(i), such termination shall also constitute a termination of the Development Agreement and, if applicable, the Orlando Management Agreement. In the event that there are no SkyViews built or under development or under agreement to be sold as of the effective date of termination, neither Licensee nor any successor or assign, nor any affiliate thereof, shall thereafter use, exploit or infringe upon any of Licensor’s intellectual property rights with respect to the Technology or use, exploit, sell, license or disclose any part of the Technology, except as and to the extent permitted under any existing sublicense. To the extent that any Intellectual Property right in a given country or jurisdiction was applied for in the name of, or transferred to Licensee, as required by the laws of such country or jurisdiction, Licensee shall execute and deliver all necessary documents and shall pay any and all costs and expenses necessary to have all such rights transferred to Licensor or such other person or entity as may be directed by Licensor or ThrillRides.

e. Non-Exclusive License for SkyViews Built or Under Development as of Termination of this Agreement. To the extent that any SkyViews have been built, or are under development, or are under a binding agreement with deposit to be sold at the time of any termination of this Agreement, such SkyView(s) shall be allowed to continue to be developed, sold, delivered and operated pursuant to a non-exclusive license agreement for the Technology and the Trademark substantially on the same terms and conditions which were applicable to such SkyViews under this Agreement prior to termination, except that such non-exclusive license shall have a term of thirty (30) years and shall have a protected geographic area of exclusivity with a radius of one hundred fifty (150) miles (the “Protected Area”). Neither Licensor nor ThrillRides, nor their respective successors, assigns, nor their respective affiliates or their respective officers, directors, managers, members, principals, employees, independent contractors, agents or other representatives shall, directly or indirectly through others, grant any right or license with respect to the Technology or the Trademark or otherwise directly or indirectly commercialize the Technology or the Trademark, or market or sell any SkyViews produced using the Technology or bearing the Trademark, or otherwise compete with Licensee or any of Licensee’s sublicensees or affiliates or their respective successors or assigns or otherwise engage in any activities that materially diminish or could reasonably be expected to materially diminish the value or utility of the Technology or the Trademark or any of the intellectual property licensed hereunder or Licensee’s exploitation of same in any material respect, in any part of the Protected Area while the non-exclusive license agreement referred to above with respect to such Protected Area is in effect .

f. Effect of Termination. Nothing herein shall be construed to release any party from any obligation which matured prior to the effective date of such termination or which may continue beyond such termination. Subsequent to the termination of this Agreement, Licensor and ThrillRides acknowledge and agree that this Agreement and all rights and licenses granted under or pursuant to this Agreement by Licensor and ThrillRides to Licensee are, and shall otherwise be deemed to be licenses of rights to intellectual property. Licensor and ThrillRides agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under applicable bankruptcy, insolvency or other similar law, including specifically but without limitation, Section 365(n) of the U.S. Bankruptcy Code, as amended. Licensor and ThrillRides further agree that, in the event of the commencement of a voluntary or involuntary proceeding against Licensor or ThrillRides seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to either or both of them or their respective assets under any bankruptcy, insolvency or other similar law, Licensee, in addition to its right to terminate this Agreement, shall also have the right, at its election, to retain all of its rights under this Agreement.

g. Rights of Sublicensees after Termination of this Agreement. Unless otherwise provided in the applicable sublicense agreement, the termination of this Agreement shall not affect the continued effectiveness of any sublicenses previously granted by Licensee with respect to the Technology and/or the Trademark pursuant to this Agreement and still in effect as of the effective date of such termination, provided that the sublicensee is in full compliance with the terms of the applicable sublicense agreement then in effect with respect to the Technology and/or the Trademark. In the event of termination of this Agreement for any reason other than by Licensee due to an uncured breach by Licensor or ThrillRides, all sublicense agreements with sublicenses with respect to the Technology and/or the Trademark entered into by Licensee pursuant to this Agreement shall thereupon automatically be deemed assigned to Licensor and each sublicense agreement entered into and/or granted by Licensee shall so provide. Licensor and ThrillRides shall be thereafter be deemed the licensors under same under all such agreements and Licensee shall be released from any and all further obligations under such sublicenses, except with respect to claims arising prior to termination of this Agreement. Said substitution shall be effective and self-operative, without the execution of any other instrument to the full extent allowed or permitted under applicable laws of the appropriate jurisdiction, and the sublicenses shall continue in accordance with their terms between the sublicensee and Licensor and ThrillRides; provided that Licensor and ThrillRides shall not be liable for any prior act, omission or breach of any duty or obligation by Licensee. If the laws of a given jurisdiction require that a new license or sublicense be executed and/or that any further transfer documents be executed, obtained and/or recorded, Licensee agrees to fully cooperate in the execution, delivery and/or recordation of all such documents, and shall bear and pay any and all costs or expenses with regard to such execution, delivery and/or recordation as set forth above. In the event that Licensor or any sublicensee requests direct confirmation or any further documentation affirming or agreeing to any of the foregoing, the Licensee shall promptly execute and deliver to Licensor and such sublicensee any such documentation reasonably requested by either of them.

h. Non Competition. Each of Licensee, Licensor and ThrillRides hereby expressly agrees that, during the term of this Agreement, neither Licensor or ThrillRides or its Affiliates nor Licensee or any company that is an Affiliate of Licensee, shall manage, advise, consult, license, sublicense, sell or otherwise transfer intellectual property or know-how relating to the SkyView, serve as a contractor for, provide services or deliverables or have any other form of participation with, a third party directly in furtherance of such third party’s engagement in the business of the production, development, construction, installation or operation of SkyViews or other Ferris wheel-type products now known or hereafter to become known that directly compete with SkyViews (unless permitted under the terms of this Agreement), without first obtaining written approval from the other parties, which approval each other party may grant or withhold in its sole and absolute discretion. In the event this Agreement expires or is terminated, then Licensor and ThrillRides hereby further agree to continue to comply with the terms of this Section to the extent required hereby for the benefit of Licensee and/or any sublicensee, so long as Licensee or the sublicensee performs its obligations under the applicable agreements. For the avoidance of doubt, the foregoing provision shall not prohibit any party from conducting business with a third party, so long as such business does not relate to the operation of SkyViews or other Ferris wheel type products that would now or hereafter compete with SkyViews.

7. TAXES, GOVERNMENTAL APPROVALS.

a. Taxes. Licensee shall be solely responsible for the payment and discharge of any taxes relating to any amounts received by Licensee in connection with the commercialization or exploitation of the Technology and the Trademark. Licensor shall be solely responsible for any and all taxes or fees relating to its ownership of intellectual property rights in and to the Technology, including but not limited to taxes on all amounts paid to Licensor hereunder. ThrillRides shall be solely responsible for the payment and discharge of any taxes or fees relating to its ownership of the Trademark, including, but not limited to, taxes relating to any amounts received by ThrillRides in connection with the commercialization and exploitation of the Trademark.

b. Government Approvals. Licensee shall, at its own expense, be responsible for applying for and obtaining any regulatory approvals, authorizations or permits relative to Licensee’s use of the Technology in the Territory as required by applicable law.

8. INDEPENDENCE OF THE PARTIES. This Agreement creates no relationship of partnership, joint venture, employment, franchise, or agency between the Licensor and ThrillRides as counterparties of Licensee, and Licensee. Licensor and ThrillRides, as counterparties of Licensee, and Licensee are independent contractors. This Agreement shall not constitute the designation of Licensor or ThrillRides as the representative or agent of Licensee, nor shall Licensor or ThrillRides have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, Licensee.

9. SUBLICENSING AND ASSIGNMENT.

a. Sublicensing. Licensor and ThrillRides authorize Licensee to grant sublicenses of the rights granted to Licensee hereunder in connection with the sale or lease of any SkyView to any Licensee Affiliate or other third party without the prior written consent of Licensor or ThrillRides being required, provided that in connection with such sale or lease Licensor receives all applicable royalties payable hereunder in conjunction therewith and ThrillRides receives the Construction Payment (as such term is defined in the Development Agreement), as applicable. Licensee shall also have the right to grant sublicenses of the rights granted to it hereunder to any of its Affiliates and to its contractors and other third parties but only to the extent reasonably necessary for Licensee to exercise the rights with respect to the Technology and the Trademark and/or perform its obligations hereunder, without the prior written consent of Licensor or ThrillRides being required. Licensee is and shall be authorized, but not required, to grant to sublicensees the right to use the Trademark in conjunction with the operation of the Technology as an amusement ride. If such rights are granted, the sublicense shall contain any and all limitations and controls on the quality of the goods and services necessary to maintain the trademark rights in the applicable jurisdiction. Notwithstanding anything to the contrary set forth in this Agreement, Licensee shall have the right, without the consent of Licensor or ThrillRides being required, to permit a sublicensee to obtain financing from one or more lenders for funding the commercialization of the sublicense granted to it hereunder and granting any such lender or its agent, a sublicense to use the Technology and the Trademark and otherwise exercise the rights of the sublicensee hereunder in the event of default by sublicensee in connection with such financing to the extent that such lender or its agent reasonably deems it necessary in connection with the exercise of its rights and remedies, for the purpose of selling or otherwise disposing of, or dealing with, any of the physical assets and properties of sublicensee relating to the Technology or the SkyViews. Licensor and ThrillRides each agrees to execute and deliver such additional agreements or acknowledgements of the foregoing provision in favor of any such lender or its agent as may be reasonably requested by such sublicensee, lender or its agent in connection with providing such sublicense or financing to sublicensee.

b. Assignment. Neither Licensor nor ThrillRides shall have the right to assign any of its rights hereunder or delegate any of its duties hereunder, in whole or in part, or otherwise transfer this Agreement, in whole or in part, to any third party other than Licensee, without the prior written consent of Licensee, which consent shall not be unreasonably withheld, provided, however, that (i) either Licensor or Thrill Rides shall have the right, without requiring the consent of Licensee to collaterally assign, grant a security interest in, or otherwise encumber all or any part of its or their right, title or interest in this Agreement to any lender providing funds to Licensor or ThrillRides to be used with regard to the performance of their respective duties and obligations hereunder or under the Development Agreement or with respect to the Technology, research and development in connection therewith, or other related commercial or business activities. In the event that any such lender to Licensor or ThrillRides requires affirmation of such rights, Licensee shall promptly execute and deliver such documentation as may be reasonably requested by such lender so long as any such documentation recognizes that Licensee’s rights hereunder shall be unaffected by any default by Licensor or ThrillRides under such loan; and (ii) Licensor shall have the right to assign the right to receive any payments due to Licensor hereunder to any person or entity without Licensee’s consent, so long as such assignee agrees in writing that any and all such rights are and shall be subject to any and all terms and conditions of this Agreement. Any other assignment or transfer shall not be deemed effective unless such assignee or transferee has agreed in writing to acknowledge Licensee’s rights hereunder and be bound by the terms and provisions of this Agreement. Licensee shall not have the right to assign this Agreement or any rights, benefits or privileges hereunder without the prior written approval of Licensor and ThrillRides, which approval shall not be unreasonably withheld, delayed or conditioned, except that Licensee shall have the right to assign this Agreement to an Affiliate without requiring the prior written consent of Licensor or ThrillRides so long as: (iii) Licensee shall provide written notice to Licensor and ThrillRides of any such assignment, and (ii) the assignee shall accept, acknowledge and agree to be bound by all of the terms and conditions of this Agreement and to assume and agree to pay and perform all duties, obligations, liabilities, and responsibilities of Licensee hereunder. Notwithstanding anything to the contrary set forth in this Agreement, Licensee shall have the right, without the consent of Licensor or ThrillRides being required, in connection with obtaining financing from one or more lenders for funding to commercialize the Technology, to assign this Agreement or grant a nonexclusive license to any such lender or its agent to use the Technology and the Trademark and otherwise exercise the rights of Licensee hereunder in the event of a default by Licensee in connection with such financing, to the extent that such lender or its agent reasonably deems necessary or desirable in connection with the exercise of its rights and remedies, for the purpose of selling or otherwise disposing of, or dealing with, any of the physical assets and properties of Licensee relating to the Technology or the SkyViews so long as such assignment or nonexclusive license to any such lender or its agent is subject to and conditioned upon all of the terms and conditions of this Agreement. Notwithstanding any right granted to Licensee, or its successors or assigns, to assign this Agreement, in whole or in part, or to grant any sublicense under this Agreement, with or without the consent of Licensor and /or ThrillRides, no such assignment or sublicense shall release Licensee from any of its duties, obligations or liabilities hereunder. Licensor and ThrillRides each agrees to execute and deliver such additional agreements or acknowledgements of the foregoing provision in favor of any such lender or its agent as may be reasonably requested by such lender or its agent in connection with providing such financing to Licensee. As used herein, “Affiliate” means any person or entity directly or indirectly controlling or having the power to control, or controlled by or being under common control with another person or entity. For this purpose, “control” means the direct or indirect possession of power to direct or cause the direction of the management or policies of such party, whether through ownership or stock or other securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of an entity shall be conclusive evidence that control exists.

c. Right of First Refusal. In the event that Licensor or ThrillRides shall at any time receive a bona fide executed written offer (a “Third Party Offer”) from a proposed transferee to acquire all or part of Licensor’s rights with respect to the Technology or ThrillRides’ rights with respect to the Trademark, Licensor and/or ThrillRides shall submit an exact copy of such offer to Licensee. Licensee shall have the right, exercisable by written notice delivered to Licensor and ThrillRides within thirty (30) days from the date of delivery of such offer to Licensee, to purchase such rights and interests for the same price and on the same terms and conditions as are contained in such offer, provided, however, that Licensee shall not have less than ninety (90) days to prepare for closing. If Licensee does not exercise the above-described right of first refusal by delivering written notice and an offer to purchase in the same form and upon the same terms and conditions as are contained in the Third Party Offer, Licensor and ThrillRides may complete the sale to such third party proposed transferee pursuant to and on the terms of such Third Party Offer, provided that if the sale to such proposed transferee is not completed in substantial accordance with the terms and conditions of such Third Party Offer or if there is a material change in the terms of the proposed transaction from those contained in the Third Party Offer, Licensee shall again have the right of first refusal herein provided.

10. INSURANCE.

a. Licensee agrees to maintain, at all times during the Term of this Agreement, at its own expense, one or more comprehensive general liability insurance policies, approved by Licensor (approval not to be unreasonably withheld, conditioned or delayed), without a design defect exclusion and with blanket broad form contractual liability coverage, covering all liability arising out of bodily injury and/or property damage due to the sale of SkyViews. Licensor and ThrillRides shall be named as an additional insured party with coverage effective as of the first date of operation, use, lease or sale of any SkyView. Such policies shall provide a minimum total insurance coverage equal to $5,000,000.00 U.S. per occurrence and $5,000,000.00 U.S. per year aggregate, net of all claims and expenses paid and reserved for in any policy period. Licensee shall provide evidence of such insurance to Licensor and ThrillRides before commencing operation, use, lease or sale of any SkyView, and promptly provide notice to Licensor of any claims made pertinent to the same, and report expenses paid and reserved against the policy which may lower the available insurance limits. Such policies shall not provide the issuing insurance company, its Affiliates or assigns with subrogation rights or any other recourse against Licensor, ThrillRides, or any of their respective successors, assigns, representatives, officers, directors, employees, agents and/or shareholders.

b. With respect to insurance described in paragraph b above, Licensee or its insurance carriers shall provide Licensor and ThrillRides, with a certificate of insurance and a copy of each policy renewal, rewriting or change. Licensee or its insurance carrier shall further provide written notice to Licensor at least thirty days prior to any insurance policy cancellation, lapse or termination for any reason whatsoever.

c. Licensee hereby agrees and stipulates that failure to comply with the terms of this Section 10 shall constitute a material breach of this Agreement and will result in irreparable harm to Licensor.

11. NOTICES. Any notice, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be delivered in person, by courier with receipt for delivery, or by facsimile, or shall mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed or sent to facsimile number as set forth for the intended recipient in the first paragraph of this Agreement, to the attention of the President of the intended recipient party if that party is an entity, and/or to such other or additional address(es) or facsimile number(s) as shall be given in accordance with this Section 10. If any such communication is given by respectable overnight courier or by facsimile, or by certified or registered mail, it shall be deemed to have been given when properly sent or transmitted. In the event that such communication is given by personal delivery, it shall be deemed given when actually delivered to the addressee, or when delivery is attempted during normal business hours and delivery is refused. For all other means of transmission, receipt shall be deemed to have occurred (i) in the case of facsimile, when successfully transmitted during normal business hours, with electronic confirmation of successful transmission, (ii) in the case of delivery by overnight courier, upon delivery or refusal of delivery during normal business hours; (iii) in the case of certified or registered mail, upon receipt or refusal of delivery during normal business hours.

12. ARBITRATION; GOVERNING LAW.

a. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the interpretation, breach, termination or validity thereof, other than those for which injunctive relief or specific performance is appropriate and is actually being sought in good faith, shall be finally settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then obtaining, by a panel of three (3) arbitrators. Each party shall have the right to appoint one (1) arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two (2) arbitrators so appointed shall appoint the third. The parties may agree to a single arbitrator in lieu of a panel of three arbitrators.

The place of arbitration shall be Orlando, Florida, U.S.A. and each party hereto irrevocably consents and submits to the exclusive jurisdiction of such arbitration panel in such venue. The language of the arbitration shall be in English. The arbitrators shall determine the matters in dispute in accordance with the internal laws of the State of New York without reference to the Convention on Contracts for the International Sale of Goods. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest from the date of damages incurred for breach or other violation of this Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators. The arbitrators shall have the right to award reasonable costs and expenses of enforcement, reasonable attorneys’ fees and costs and interest as provided in Section 13 below. The parties further agree that either party shall have the right to seek injunctive relief, specific performance or other equitable relief in the state or federal courts located in Orlando, Florida and each party irrevocably submits and consents to personal jurisdiction exclusively in such courts with respect to such legal proceedings and waives any claim or argument that such courts constitute an inconvenient or improper venue for such legal proceedings.

b. Governing Law. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of Florida without application of conflicts of laws principles or any other rule or interpretation that would result in the application of the laws of another state or a foreign country.

13. ATTORNEYS’ FEES; INTEREST.

a. Attorneys’ Fees. In the event that there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of any attorney, either to enforce or terminate this Agreement, with or without arbitration, the non-defaulting party shall be entitled to collect from the defaulting party its reasonable attorneys’ fees and such other reasonable costs and expenses as are incurred by it in enforcing or terminating this Agreement.

b. Interest. In the event that any royalty, fee, charge, reimbursement or other amount of money due or payable hereunder is not paid (i) in the case of any royalty or other regularly scheduled or recurring payment hereunder, within ten (10) days of the date that such amount was due or upon which it should have been paid, or (ii) in the case of any other amounts payable hereunder, within ten (10) days of written demand therefor, then, in either such event, the amount owing shall bear interest at the rate of eight percent (8%) per annum from and after the date originally due until paid in full. In the event that any such amount is not paid within sixty (60) days of the date originally due and payable, such interest rate should increase from eight percent (8%) to fifteen percent (15%) per annum until paid in full. Any payments made and/or received shall be first applied to any accrued and unpaid interest and then to principal.

14.	INTELLECTUAL PROPERTY PROTECTION; IMPROVEMENTS AND NEW TECHNOLOGY.

a. Intellectual Property Rights, Ownership and Protection. From and after the Effective Date of this Agreement, and to and until this Agreement shall be terminated in accordance with the terms and conditions hereof, Licensee shall pay any and all costs and expenses of any kind or nature, including, without limitation, reasonable attorneys’ fees and expenses, which are incurred either by Licensee or any Licensor or ThrillRides, in order to file, prosecute and maintain any and all legal protections which are necessary or desirable with respect to the Technology, and any parts thereof, and the Trademark, and any improvements, additions, advances, extensions or modifications of either, including, without limitation, all patent and other intellectual property rights in and to the Technology throughout the Territory in the countries or jurisdictions designated by the Parties, and any pending patent applications and/or new patent applications necessary in order to obtain patent protection for the Technology throughout the Territory in the countries or jurisdictions designated by the Parties. Licensor shall have the primary duty, obligation and responsibility through counsel of Licensor’s choosing to diligently file, seek, obtain and prosecute such applications and other documents as may be required to seek, obtain, protect, maintain and extend all such patent and other intellectual property rights in and to the Technology throughout the Territory, including the filing and/or prosecuting of any pending and/or new patent applications as may be necessary to obtain, protect, and maintain such intellectual property rights, provided, however, all such actions shall be at Licensee’s sole cost and expense, and, upon request by Licensor, Licensee shall promptly pay or reimburse any and all such costs or expenses as may be incurred by Licensor with regard thereto. Licensor will not abandon or permit the expiration or abandonment of any such patent before its full term has elapsed, or abandon any pending or new patent application relating to the Technology, without consulting with Licensee first, unless so directed by a court of law or other relevant authority. Upon the consent of both parties, any given intellectual property right can be abandoned in a single country for any reason. Licensee shall also have the right, on behalf of and in the name of Licensor, to maintain or cause to be maintained, such patents and prosecute such pending or new patent applications should Licensor fail or be unable to do so, and upon written request, Licensor shall provide all necessary cooperation and assistance and shall execute and deliver all necessary powers of attorney, declarations and other documents and instruments necessary for Licensee to take such actions. Licensee shall provide reasonable cooperation, documentation and assistance, including, without limitation, execution and delivery of oaths, declarations, powers of attorney, affidavits, testimony and any other documents or instruments that may be required or requested by Licensor in connection therewith, as well as in connection with Licensor’s enforcement of such rights against third parties. ThrillRides shall seek to register the Trademark in all jurisdictions in which Licensee notifies ThrillRides that SkyViews are to be marketed, developed and operated and shall maintain all such registrations in full force and effect during the Term, subject, however, to the payment or reimbursement to ThrillRides of all costs and expenses in connection therewith. Licensee shall have the right to register and/or maintain the registrations for the Trademark on behalf of ThrillRides should ThrillRides fail or be unable to do so, upon written request, and ThrillRides shall provide all necessary cooperation and assistance and shall execute and deliver all necessary powers of attorney, declarations and other documents and instruments necessary for Licensee to take such actions. Licensee shall provide reasonable cooperation, documentation and assistance, including, without limitation, execution and delivery of oaths, declarations, powers of attorney, affidavits, testimony and any other documents or instruments that may be required or requested by ThrillRides in connection therewith, as well as in connection with ThrillRides’ enforcement of such rights against third parties. In any jurisdiction that requires the recordation of licenses to any of the intellectual property rights to be recorded with the relevant authority, Licensee shall provide all necessary cooperation and assistance and shall execute and deliver all necessary powers of attorney, declarations and other documents and instruments necessary for Licensor to take such actions, and Licensee shall promptly pay or reimburse any and all such costs or expenses as may be incurred by Licensor with regard thereto.

b. Jurisdictions that Intellectual Property Rights Are To Be Obtained. The Parties acknowledge that there will be deadlines for mutually deciding which jurisdictions to seek to obtain intellectual property rights within. Licensor and/or ThrillRides will inform Licensee as such deadlines approach and request a list from Licensor of countries/regions to apply for the given intellectual property rights. Licensor will file through counsel in those jurisdictions as Licensee directs, so long as the instructions arrive in sufficient time before the relevant deadline. Licensee must provide any such instructions in good time before any such deadline to allow for counsel in said jurisdictions to file the needed documents. Licensee shall bear the risk that any such instruction delivered less than seven (7) calendar days before any such deadline to Licensor may not be timely. Licensee acknowledges that failure to seek protection in a given country or jurisdiction by the applicable deadline may result in the loss of the ability to obtain any protection for the intellectual property rights in that jurisdiction. The failure to obtain rights in any given country or region will not affect the right of the Licensor or ThrillRides to all of the royalties due for any SkyView built, sold, leased or sublicensed by Licensee in such a country.

c. Communication With Licensor’s Counsel By Licensee. Licensee may communicate directly with Licensor and/or ThrillRide’s United States counsel as to countries and/or jurisdictions to seek intellectual property rights and/or the status of a specific application, patent or registration. Parties acknowledge that any such communication will not create any attorney-client relationship between Licensee and counsel and will not act as a waiver of any attorney-client privilege between Licensor and/or ThrillRide and their counsel as to such information.

d. Pre-Existing Licensor Technology; Improvements to the Technology; New Inventions. All technology and intellectual property that has previously been developed or created by or for Licensor or ThrillRides relating to SkyViews is and shall be deemed to form part of and constitute Technology licensed exclusively to Licensee under this Agreement. In the event that Licensee or Licensor or ThrillRides or any of their respective affiliates, through their employees or independent contractors, invents or causes to be invented any improvements, refinements or modifications to the Technology or new products related to the Technology (collectively, “Improvements”), Licensor shall own all intellectual property and other rights with respect thereto and all such Improvements shall be deemed to form part of and constitute part of the Technology licensed exclusively to Licensee hereunder and shall, in all respects, be subject to the terms this Agreement. Licensee agrees to promptly inform Licensor of all such Improvements before any public disclosure of the Improvement occurs to ensure all possible patent rights are maintained. If Licensor decides to seek patent protection on a given Improvement, Licensee agrees to delay disclosure for a reasonable amount of time to allow the necessary patent applications to be filed.

15. GENERAL PROVISIONS.

a. Entire Agreement. The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement, including the recitals, schedules, the Licensee Warrant and other exhibits hereto, all of which are hereby incorporated herein by reference and made a part hereof, together with the Development Agreement, and, if and when entered into, the Orlando Management Agreement, shall constitute the full, complete and exclusive statement of the agreement between them and supersedes all proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement and the Development Agreement.

b. Modifications. No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party or parties against which enforcement is sought.

c. Severability. Should any term or provision of this Agreement be finally determined by an arbitration panel or court to be void, invalid, unenforceable or contrary to law or equity, the offending term or provision shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

d. Waiver. Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

e. Currency; Days; Time of the Essence. All monetary amounts referred to herein are in U.S. Dollars and all references to days mean calendar days unless expressly specified otherwise. Time is of the essence in the performance of each and every obligation and covenant imposed by this Agreement.

f. Binding Agreement. This Agreement shall be binding not only upon the parties hereto, but also upon their respective successors and permitted assignees, and with respect to Licensor, his heirs.

g. Force Majeure. No party shall be liable to the other parties on account of any loss, damage, or delay or failure of performance of any obligation hereunder to the extent that such loss, damage or delay or failure of performance is proximately caused by strikes, riots, insurrection, terrorist attacks, war, the elements, fires, floods, earthquakes, windstorms, epidemics, pandemics, embargoes, failure of carriers, failures or unavailability of electrical power or other utility services, inability to obtain material or transportation facilities, acts of God or of the public enemy, compliance with any law, regulation or other governmental order, or any other causes beyond the reasonable control of such party, whether or not similar to the foregoing, but expressly excluding lack or unavailability of funding or general economic conditions (“Force Majeure” or “Force Majeure Event”). Every reasonable effort shall be made by the party claiming Force Majeure to avoid delay or suspension of performance hereunder, but such party shall not be required to do so in any manner in which such party does not deem to be in its best interest in order to be able to perform its obligations hereunder. As soon as practicable after occurrence of any Force Majeure Event, the party claiming Force Majeure shall notify the other parties in writing of such Force Majeure Event and, to the extent possible, inform the other parties of the expected duration of the Force Majeure Event and the performance to be affected by the suspension or curtailment under this Agreement. After the termination of any Force Majeure Event, as soon as practicable, the party claiming Force Majeure shall notify the other parties in writing of the termination of such Force Majeure Event and of the anticipated timing of the resumption of performance.

h. Expenses. Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the performance of the various provisions of this Agreement shall be paid by the party who incurred the expense.

i. Survival. All covenants, agreements, representations, warranties, indemnities and provisions of this Agreement which by their nature are intended survive the termination of this Agreement (including, without limitation, Sections 3, 5, 6.d.-g., 7.a., 8, 9 and 11 through 15) shall so survive after the effective date of termination of this Agreement.

j. Disclaimer of Warranties; Limitation of Liability. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED HEREIN, NO PARTY HERETO MAKES ANY WARRANTIES AND DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH REGARD TO THE TECHNOLOGY, THE TRADEMARK, OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. EXCEPT FOR CLAIMS INVOLVING ACTUAL FRAUD OR GROSS NEGLIGENCE, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY WITH RESPECT TO ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE PERFORMANCE OF NONPERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR CLAIMS INVOLVING ACTUAL FRAUD OR GROSS NEGLIGENCE, IN NO EVENT SHALL KITCHEN’S OR THRILLRIDES’ LIABILITY UNDER THIS AGREEMENT EXCEED THE TOTAL AGGREGATE AMOUNT OF ROYALTIES AND ADVANCES PAID OR PAYABLE BY LICENSEE TO LICENSOR HEREUNDER AS PROVIDED IN SECTION 1.c. ABOVE. EXCEPT FOR CLAIMS INVOLVING ACTUAL FRAUD OR GROSS NEGLIGENCE, IN NO EVENT SHALL FXRE’S LIABILITY UNDER THIS AGREEMENT, OTHER THAN INDEMNITY CLAIMS, EXCEED THE TOTAL AMOUNT OF ROYALTIES AND ADVANCES PAID OR PAYABLE BY LICENSEE TO LICENSOR HEREUNDER PURSUANT TO SECTION 1.c. ABOVE. ANY CLAIMS FOR INDEMNITY BY A LICENSOR INDEMNIFIED PARTY AGAINST LICENSEE SHALL ALSO BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL AMOUNT OF ROYALTIES AND ADVANCES PAID OR PAYABLE BY LICENSEE HEREUNDER PURSUANT TO SECTION 1.c. ABOVE, BUT ANY AMOUNTS PAID OR PAYABLE BY LICENSEE TO A LICENSOR INDEMNIFIED PARTY PURSUANT TO SECTION 5.b. ABOVE, SHALL IN NO WAY REDUCE OR LIMIT LICENSEE’S OBLIGATIONS OR LIABILITY TO PAY ANY ROYALTIES TO LICENSOR UNDER SECTION 1.c. ABOVE.

k. Confidentiality. Each party acknowledges that it has in the past and may in the future receive “Confidential Information” (as defined below) belonging to, and disclosed to it, by the other parties and/or their authorized representatives, and that all of the other parties’ Confidential Information is material and confidential and greatly affects the goodwill and the effective and successful conduct of such parties and their respective businesses and operations, and that maintaining confidentiality of such parties’ Confidential Information is necessary to protect the legitimate business interests of such parties. Accordingly, each party hereby agrees to receive all such Confidential Information provided by another party hereto in strict confidence and that neither it nor any of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors) shall, at any time while this Agreement is in effect or thereafter, directly or indirectly, divulge, reveal or communicate any such Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any such Confidential Information for its own benefit or for the benefit of others. Each party agrees not to infringe any other party’s intellectual property or other rights in its Confidential Information, and nothing herein shall be construed as expressly or impliedly granting a license or right to use such Confidential Information by such party, except with regard to and for so long as this Agreement is in effect, the rights granted to Licensee with respect to the Technology and the Trademark and as otherwise expressly provided herein and/or as reasonably necessary for Licensee to engage and utilize subcontractors for testing, manufacturing, distribution, sale and other use and commercialization of the Technology and the Trademark and SkyViews constructed, operated and maintained utilizing the Technology and the Trademark as contemplated hereunder. Further, if Licensee chooses to incorporate any of Licensee’s intellectual property and/or confidential information into a SkyView and this agreement is terminated, Licensor shall have a license to use said intellectual property solely in conjunction with the SkyView into which the item in question is incorporated. Each party shall disclose to and enforce the confidentiality provisions of this Agreement in writing with respect to all of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors), as applicable. The foregoing restrictions shall not apply to Licensee to the extent that such information comprises aspects of the Technology disclosed or claimed in a published patent application has been filed for the Technology, or to the extent that, with respect to either party, such information:

(i) is or becomes public knowledge (other than by breach of that restriction);

(ii) was obtained by the recipient party from a third party having the right to disclose it, without the obligation to keep such information confidential;

(iii) is not a part of the Technology and is not deemed by the terms and conditions of this Agreement to become a part of the Technology and was independently developed by the recipient party without the use of such Confidential Information and without the participation of individuals who have had access to such Confidential Information; or

(iv) is required to be provided by law, legal process (including subpoena, civil investigative demand or similar process) or any regulatory authority; provided, that the recipient party shall promptly notify the disclosing party in writing so the disclosing party may seek a protective order and/or other motion to prevent the production of such Information.

For purposes of this Agreement, “Confidential Information” means any and all information which is a part of or which is deemed to become a part of the Technology pursuant to the terms and conditions of this Agreement, and any information relating to a party hereto and its assets, operations, clients, and past, present, and future businesses, including but not limited to know-how, drawings, manuals, reports, formulae, algorithms, processes, trade secrets, computer software, computer data bases, computer software documentation, research products, inventions, technical data, specifications, designs, ideas, product plans, research and development efforts, personal and customer information, financial information, quotations, price lists, customer lists, business methods and operations and marketing programs, all of which are proprietary with such party and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by such party as confidential, except as otherwise provided above with respect to the Technology.

l. Further Assurances. Each party agrees to execute and deliver such other and further documents and instruments as reasonably may be necessary to effectuate the intent and purposes of this Agreement upon request by the other parties.

m. Construction; Counterparts. The headings used in this Agreement are for reference purposes only and shall not be considered a part of this Agreement. This Agreement may be executed and delivered (including by execution and delivery by facsimile transmission or other electronic means) in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the Effective Date.

LICENSOR:	LICENSEE:
WILLIAM J. KITCHEN, an individual Florida resident THRILLRIDES: US THRILLRIDES, LLC, a Florida limited	CIRCLE ENTERTAINMENT SV-I, LLC, a Delaware limited liability company By:
liability company By: — William J. Kitchen, Manager	— Name: Paul C. Kanavos Title: President

SCHEDULE A

Description of Technology

I.	The Invention:

Patent applications

Title	Application number	Filing date

Stationary Track with Gimbaled Rider Carriages Amusement Ride	US 61/239,852	2009-09-04

Stationary Track with Gimbaled Rider Carriages Amusement Ride	US 61/295,000	2010-01-14

II.	The Trademark:

Trademark applications

Mark	Application number	Filing date

SKYVIEW	77/792,379	2009-07-29

III. The Balance of the Technology:

Certain related technical specifications, functional specifications, materials specifications, designs and plans, know-how and other proprietary information pertaining to substantial aspects of the engineering, design, and development of the SkyViews as described in the patent filings set forth in Section I above and as generally described and depicted in six (6) pages of designs and layouts which has been separately transmitted pursuant to correspondence from counsel for Licensor to counsel for Licensee. The Technology includes a drive system and evacuation system for a stationary track amusement ride known as SkyView, as well as a method of assembly and manufacturing as claimed and disclosed in the patent applications listed in Section I above, but neither the Invention nor the Technology is intended to claim exclusive invention of or encompass the concept of stationary track wheeled amusement rides, nor any parts purchased or to be purchased from suppliers that are to be incorporated into the SkyView without substantial modification.

SCHEDULE B

Rights of Third Parties in the Trademark

Australian Tourist Attractions Pty Ltd owns and operates a moveable Ferris wheel in Australia under the name “SkyView”.

SCHEDULE C

Designees

FXRE Shareholder List

Cynthia W. Kitchen 5724 Hollywood Blvd. #107 Los Angeles, CA 90028	100,000 Shares
Michael A. Kitchen 1645 North Vine St. Unit 1004 Hollywood, CA 90028	100,000 Shares
Camilo F. Espinel 11536 Lake Butler Blvd. Windermere, FL 34786	100,000 Shares
David A. Gust 13543 Banana Bay Dr. Winter Garden, FL 34787	100,000 Shares
Gary L. Nelson 222 Acadia Terrace Celebration, FL 34747	100,000 Shares
Alan Putter 1930 Lansdown Dr. Carrolton, TX 75010	50,000 Shares
Philip J. Quattrone 216 S.E. 10th Terrace Ft. Lauderdale, FL 33301	50,000 Shares
Franklin J. Chapman 216 S.E. 10th Terrace Ft. Lauderdale, FL 33301	50,000 Shares
Eric Deem Hogan 2305 Edgewater Dr. #7215 Orlando, FL 32084	100,000 Shares
Timothy O’Leary 506 Long Meadow St. Celebration, FL 34747	100,000 Shares
Todd C. Warnock 1185 N.E. 104 St. Miami Shores, FL 33138	100,000 Shares
John A. Kirst Jr.	100,000 Shares

301 East Pine St. STE 1400
PO Box 3068
Orlando, FL 32801

EXHIBIT A

LICENSEE WARRANT

COMMON STOCK PURCHASE WARRANT

NEITHER THE WARRANT REPRESENTED BY THIS CERTIFICATE NOR THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

FX REAL ESTATE AND ENTERTAINMENT INC.

No. [      ] [      ] Shares

THIS CERTIFIES that, for value received, William J. Kitchen [and/or the Designees specified in the License Agreement] (the “Holder”), is entitled to subscribe for and purchase from FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), upon the terms and conditions set forth herein, at any time after the date hereof (the “Initial Issue Date”), and before 5:00 p.m., New York City time, on September   , 2015 (the “Exercise Period”) up to Three Million Seven Hundred Fifty Thousand (3,750,000) shares, $0.01 par value, of the Company (“Common Stock”), at an exercise price of $0.20 per share (the “Exercise Price”). As used herein the term “this Warrant” shall mean and include this Warrant and any Warrant or Warrants hereafter issued as a consequence of the exercise or transfer of this Warrant in whole or in part. All capitalized terms used in this Warrant but not otherwise defined herein shall have the meanings ascribed to them in the License Agreement (as defined below).

This Warrant is being issued pursuant to that certain Exclusive License Agreement dated the date even herewith by and between Circle Entertainment SV-I, LLC, the Holder and US ThrillRides, LLC (the “License Agreement”).

The number of shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Exercise Price may be adjusted from time to time as hereinafter set forth.

1. This Warrant may be exercised, at any time or times and from time to time, during the Exercise Period (unless such period is earlier terminated in accordance with Section 18 hereof), as to the whole or any lesser number of the respective whole Warrant Shares, as follows:

(a) By the surrender of this Warrant (with the Form of Election attached hereto duly executed) to the Company at its office as set forth in the Form of Election attached hereto, or at such other place as is designated in writing by the Company, together with payment to the Company of an amount equal to the then applicable Exercise Price multiplied by the number of respective Warrant Shares for which this Warrant is being exercised. Such payment may be made by certified or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account or accounts specified in advance by the Company; or

(b) By surrender of this Warrant (with the Notice of Cashless Exercise attached hereto duly executed) to the Company at its office as set forth in the Notice of Cashless Exercise attached hereto, or at such other place as is designated in writing by the Company, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y (A-B)/A

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the last sale price of the Common Stock for the trading day immediately prior to the date of exercise, as reported on any national securities exchange, market or quotation system on which the Common Stock is then listed for trading or quoted.

B = the Exercise Price.

2. Upon the exercise of the Holder’s rights to purchase Warrant Shares, either pursuant to Section 1(a) or 1(b) above, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the transfer books of the Company shall then be closed or instruments representing such Warrant Shares shall not then have been actually delivered to the Holder. For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”), it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction pursuant to Section 1(b) above shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the issue date of this Warrant. As soon as practicable after the exercise of this Warrant either pursuant to Section 1(a) or 1(b) above, the Company shall cause a statement from its transfer agent and registrar for the Common Stock (the “Transfer Agent”) evidencing ownership of the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee on the Transfer Agent’s records in book-entry form under The Direct Registration System, to be issued by the Transfer Agent to the Holder. If the Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the Warrant Shares (or portions thereof) subject to purchase hereunder.

3. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record holder from time to time. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases or transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall promptly deliver a new Warrant or Warrants to the person entitled thereto. The Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Act, and the rules and regulations promulgated thereunder.

4. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall, from time to time, be sufficient therefor. The Company covenants that all shares of Common Stock issuable upon exercise of this Warrant, upon receipt by the Company of the full Exercise Price therefor if such exercise is pursuant to Section 1(a) above, or upon receipt by the Company of the Notice of Cashless Exercise duly executed if such exercise is pursuant to Section 1(b) above, shall be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.

5. (a) In case the Company shall at any time after the date this Warrant was first issued (i) declare a dividend on the outstanding shares of its Common Stock payable in shares of its capital stock, (ii) subdivide the outstanding shares of its Common Stock, (iii) combine the outstanding shares of its Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the Exercise Price, and the number of Warrant Shares issuable upon exercise of this Warrant, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification, shall be proportionately adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to the record date therefor, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) No adjustment in the Exercise Price shall be required if such adjustment is less than $.01; provided, however, that any adjustments which by reason of this Section 5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

(c) In any case in which this Section 5 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer, until the occurrence of such event, issuing to the Holder, if the Holder exercised this Warrant after such record date, the shares of Common Stock, if any, issuable upon such exercise over and above the shares of Common Stock, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(d) Whenever there shall be an adjustment as provided in this Section 5, the Company shall promptly cause written notice thereof to be sent by registered mail, postage prepaid, to the Holder, at its address as it shall appear in the Warrant Register, which notice shall be accompanied by an officer’s certificate setting forth the number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, which officer’s certificate shall be conclusive evidence of the correctness of any such adjustment absent manifest error.

6. (a) In case of any consolidation with or merger of the Company with or into another entity (other than a merger or consolidation in which the Company is the surviving or continuing entity), or in case of any sale, lease, or conveyance to another entity of the property and assets of any nature of the Company as an entirety or substantially as an entirety, before the Company is permitted to complete or consummate any such merger, consolidation, sale, lease or conveyance, the Company shall cause such successor, leasing, or purchasing entity, as the case may be, to (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such consolidation, merger, sale, lease, or conveyance by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease, or conveyance and (ii) take or cause to be taken all necessary equity holder and corporate action, including amending its Certificate of Incorporation or otherwise, required to effect such agreement. Such agreement shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 5.

(b) In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value, or from no par value to a specified par value that is less than the Exercise Price, as the same may be adjusted from time to time hereunder, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another entity into the Company in which the Company is the continuing entity and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value that is less than the Exercise Price, as the same may be adjusted from time to time hereunder, or as a result of a subdivision or combination which is subject to the provisions of Section 5 of this Warrant, but including any change in the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation, or merger. Thereafter, appropriate provision shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 5.

(c) In the event that the Company (i) issues as a dividend or other similar distribution (an “Extraordinary Dividend”) on all of its then outstanding Common Stock, (A) securities of the Company of a class other than Common Stock, (B) rights, warrants or options (individually, a “Right” and collectively, the “Rights”) to acquire any securities of the Company (including Common Stock) or (C) evidences of its indebtedness or assets, or (ii) issues any dividend or other similar distribution (a “Secondary Extraordinary Dividend”) on any such securities in the form of securities of the Company (including Common Stock) (any securities (other than Rights) issued as an Extraordinary Dividend or Secondary Extraordinary Dividend or issued upon exercise of any Rights issued as an Extraordinary Dividend or Secondary Extraordinary Dividend shall be referred to as “Dividend Securities”):

(x) this Warrant shall thereafter be exercisable for (1) the original number of shares of Common Stock (subject to adjustment as herein provided), (2) such Dividend Securities and Rights as would theretofore have been issued in respect of such shares (adjusted as herein provided) had such shares been outstanding at the time of such Extraordinary Dividend, and (3) any Dividend Securities that would theretofore have been issued as a Secondary Extraordinary Dividend in respect of such Dividend Securities had such Dividend Securities been outstanding at the time of such Secondary Extraordinary Dividend; and

(y) any Right issued as an Extraordinary Dividend or a Secondary Extraordinary Dividend shall (1) expire upon the later of (a) the original expiration date of such Right or (b) the 180th day following the exercise of this Warrant, and (2) be exercisable for (a) the Dividend Securities issuable upon exercise of such Right and (b) any property theretofore issued as a Secondary Extraordinary Dividend in respect of such Dividend Securities.

(d) In the event that at any time while this Warrant is outstanding, the Company shall offer to sell to all of the holders of Common Stock as a class, rights or options to purchase Common Stock or rights or options to purchase any stock or securities convertible into or exchangeable for Common Stock (such exchangeable or convertible stock or securities being herein called “Convertible Securities”), whether or not such rights or options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount received or receivable by the Company upon issuance and sale of such rights or options, plus the aggregate amount of additional consideration payable to the Company upon the exercise of all such rights or options, plus, in the case of rights or options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of all such rights or options) shall be less than the Exercise Price in effect immediately prior to the initial sale of any such rights or options, the Company shall offer to sell to the Holder, at the price and upon the terms at which such rights or options are offered to holders of its Common Stock, such number of such rights or options as the Holder would have been entitled to purchase had the Holder exercised this Warrant immediately prior to the commencement of the offering of such rights or options.

(e) The above provisions of this Section 6 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, and/or conveyances.

7. In case at any time the Company shall propose:

(a) to pay any dividend or make any distribution on shares of Common Stock in shares of Common Stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend paid prior to the date this Warrant was issued) to all holders of Common Stock; or

(b) to issue any rights, warrants, or other securities to all holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, warrants, or other securities; or

(c) to effect any reclassification or change of outstanding shares of Common Stock, or any consolidation, merger, sale, lease, or conveyance, described in Section 6; or

(d) to effect any liquidation, dissolution, or winding-up of the Company; or

(e) to take any other action which under the express terms of this Warrant would cause an adjustment to the Exercise Price and/or to which the provisions of Section 5 and/or Section 6 apply;

then, and in any one or more of such cases, the Company shall give written notice thereof, by registered mail, postage prepaid, to the Holder at the Holder’s address as it shall appear in the Warrant Register, mailed at least 30 days prior to (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend, distribution, rights, warrants, or other securities are to be determined, (ii) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up, or (iii) the date of such action which would require an adjustment to the Exercise Price.

8. The issuance of any Warrant Shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate or other instrument in a name other than that of the Holder and, if the transfer is subject to withholding, the Company shall not be required to issue or deliver any such certificate or instrument unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

9. Any certificate evidencing the Warrant Shares issued upon exercise of the Warrant and registered in the name of the Holder on the Transfer Agent’s records in book-entry form under The Direct Registration System shall contain the following notation:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.”

10. (a) If, at any time after the issuance of this Warrant, the Securities Act or any rules or regulations promulgated thereunder shall be amended to prevent or limit the ability of a Holder to be able to acquire the Warrant Shares through a cashless exercise, as contemplated by Sections 1(b) and 2 above, and thereafter to sell the Warrant Shares so acquired after a holding period not exceeding one year without registration, then, but only then, the Company agrees the Holder shall have “piggy-back” registration rights, provided that: (i) such rights do not require the Company to suffer or incur any material costs or liabilities it would not otherwise suffer or incur; and (ii) such rights shall provide that they cannot be exercised at any time or in any manner which would materially impede or interfere with the ability of the Company to raise necessary capital. Such registration rights shall be exercisable by the Holder and/or his designee until all Warrant Shares issuable hereunder are sold or may be resold under Rule 144 without limitations.

(b) The Company has and does hereby represent and warrant to the Holder that the Company does not currently have any Warrants outstanding as of the date of this Warrant which contain any economic anti-dilution provisions which are not included in this Warrant. If, at any time after the issuance of this Warrant, the Company issues any other Warrants which do contain any such economic anti-dilution provisions not contained in this Warrant, the Company agrees, at no cost to the Holder, to reissue this Warrant to add such economic anti-dilution provisions to this Warrant.

11. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant (and upon surrender of any Warrant if mutilated), and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder thereof a new Warrant of like date, tenor, and denomination.

12. The Holder of any Warrant shall not have, solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Warrant.

13. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or sent by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to whom it is to be given, if sent to the Company, at: 650 Madison Avenue, New York, NY 10022, Attention: Corporate Secretary; or if sent to the Holder, at the Holder’s address as it shall appear on the Warrant Register; or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12. Any notice or other communication given by certified mail shall be deemed given five days after the time of certification thereof, except for a notice changing a party’s address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 12 shall be deemed given at the time of receipt thereof.

14 This Warrant shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and his permitted successors and assigns. This Warrant may not be assigned by the Holder in whole or in part without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and without compliance with the Act and applicable state securities laws (such compliance to be evidenced to the Company’s reasonable satisfaction).

15. This Warrant shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed within such State, without regard to principles of conflicts of law, except to the extent that the Delaware General Corporation Law may govern by virtue of the fact that the Company is incorporated under the laws of the State of Delaware.

16. The Company irrevocably consents to the jurisdiction of the US District Court for the Southern District of New York and courts located in New York County in connection with any action or proceeding arising out of or relating to this Warrant, any document or instrument delivered pursuant to, in connection with or simultaneously with this Warrant, or a breach of this Warrant or any such document or instrument. In any such action or proceeding, the Company waives personal service of any summons, complaint or other process.

17. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share.

18. In the event the License Agreement is validly terminated by the Holder as a result of the failure of the Company (due to no Material Fault of either the Holder or ThrillRides) to meet the Initial Performance Standard, this Warrant shall automatically terminate and be null and void effective on the date of termination of the License Agreement. This Warrant shall be subject to the provisions of the License Agreement. To the extent any provision of this Warrant conflicts with any provision of the License Agreement, the provision of the License Agreement shall prevail and govern.

Dated: September , 2010	FX REAL ESTATE AND ENTERTAINMENT INC.
By:

Name:

Title:

[WARRANT SIGNATURE PAGE]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the attached Warrant, subject to compliance with Section )

FOR VALUE RECEIVED,        hereby sells, assigns, and transfers unto        a Warrant to purchase shares of common stock, $0.01 par value, of FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint      attorney to transfer such Warrant on the books of the Company, with full power of substitution.

Dated:

Signature:

NOTICE

The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

To:	FX Real Estate and Entertainment Inc. 650 Madison Avenue New York, New York 10022 Attention: Corporate Secretary

ELECTION TO EXERCISE

The undersigned hereby exercises its rights to purchase        Warrant Shares covered by the within warrant and tenders payment herewith in the amount of $      in accordance with the terms thereof, and requests that such Warrant Shares be issued and registered in the name of the person specified below on the Transfer Agent’s records in book-entry form under The Direct Registration System:

(Print Name, Address and Social Security
or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

Dated:	Name:

(Print)
Address:

(Signature)

To:	FX Real Estate and Entertainment Inc. 650 Madison Avenue New York, New York 10022 Attention: Corporate Secretary

NOTICE OF CASHLESS EXERCISE

(To be executed upon exercise of Warrant
pursuant to Section 1(b))

The undersigned hereby irrevocably elects to exchange its Warrant for        Warrant Shares pursuant to the cashless exercise provisions of the within Warrant, as provided for in Section 1(b) of such Warrant, and requests that a certificate or certificates for such Warrant Shares be issued in the name of and delivered to:

(Print Name, Address and Social Security
or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares which the undersigned is entitled to purchase in accordance with the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

Dated:	Name:

(Print)
Address:

(Signature)